                                                                    EXHIBIT 99.9
                     CAL FED BANCORP INC. AND SUBSIDIARIES
                FINANCIAL HIGHLIGHTS OF CONSOLIDATED OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                   FOR THE      FOR THE NINE
                                                 MONTH ENDED    MONTHS ENDED
                                                SEPTEMBER 30,   SEPTEMBER 30,
                                                ------------- -----------------
                                                 1996   1995    1996     1995
                                                ------ ------ -------- --------
LOANS ORIGINATED AND PURCHASED, GROSS:
Residential 1-4................................ $236.7 $184.6 $2,100.0 $1,615.1
Multi-family...................................    1.5    1.4     15.6     36.4
Other mortgage loans...........................    0.2    0.3      0.7     62.1
                                                ------ ------ -------- --------
Total mortgage loans...........................  238.4  186.3  2,116.3  1,713.6
Other loans....................................    8.1    8.4     74.9     74.7
                                                ------ ------ -------- --------
                                                $246.5 $194.7 $2,191.2 $1,788.3
                                                ====== ====== ======== ========

                                        SEPTEMBER 30, 1996   SEPTEMBER 30, 1995
                                       -------------------- --------------------
                             AVG. RATE  BALANCE    PERCENT    BALANCE   PERCENT
                             ---------  -------   --------- ---------- ---------
COMPOSITION OF DEPOSITS:
No Minimum Term --
 checking:
 Tiered checking...........    1.17%   $    672.0      7.7% $    774.5      8.2%
 Non-interest bearing
  commercial...............      --         285.9      3.3       220.7      2.3
No minimum term -- savings:
 Passbook..................    2.21         435.3      5.0       530.7      5.6
 Money market savings......    3.70       1,288.5     14.7     1,249.4     13.3
Term:
 Less than 3 months........    4.41         102.8      1.2        97.8      1.0
 3 months to 6 months......    4.98         527.2      6.0       644.5      6.9
 7 months to 1 year........    5.32       2,505.7     28.6     2,226.5     23.6
 13 months to 2 years......    6.00       2,410.8     27.5     2,982.7     31.6
 25 months to 3 years......    5.77          64.2      0.7        77.8      0.8
 37 months to 4 years......    5.60          23.5      0.3        69.6      0.7
 49 months to 5 years......    6.19         171.2      1.9       224.0      2.4
 Over 5 years..............    7.10%        275.9      3.1       339.8      3.6
                                       ----------  -------  ----------  -------
Total consolidated
 deposits..................            $  8,763.0    100.0% $  9,438.0    100.0%
                                       ==========  =======  ==========  =======

                                      SEPTEMBER 30,         DECEMBER 31,
                                   --------------------  --------------------
                                     1996       1995       1995       1994
                                   ---------  ---------  ---------  ---------
SELECTED ASSET AND LIABILITY DATA
 AS OF:
Total assets...................... $14,126.7  $14,208.9  $14,320.6  $14,182.4
Cash and investments..............   1,642.3    2,068.3    2,222.7    2,417.7
Mortgage-backed securities, net...   2,040.8    2,509.9    2,366.7    2,513.7
Loans, net........................  10,055.1    9,188.3    9,303.6    8,747.3
Deposits..........................   8,763.0    9,438.0    9,476.7    8,360.9
Borrowings........................   4,281.0    3,712.3    3,786.4    4,818.8
NON-PERFORMING ASSETS:
 REO.............................. $    12.2  $    29.4  $    22.2  $    39.1
 Non-accrual loans/past due.......     148.4      179.3      206.3      178.2
 Restructured loans...............       3.9        2.9        3.3        5.8
                                   ---------  ---------  ---------  ---------
   Total non-performing assets.... $   164.5  $   211.6  $   231.8  $   223.1
                                   =========  =========  =========  =========
Ratio of non-performing assets to
 total assets:
 including restructured loans(1)..      1.16%      1.49%      1.62%      1.57%

                                                          "AT" SEPTEMBER 30,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
WEIGHTED AVERAGE INTEREST RATES:
Yield on net loan portfolio..............................      7.60%      7.88%
Yield on mortgage-backed securities......................      6.78       6.92
Yield on other interest earning assets(2)................      5.56       5.77
 Yield on interest earning assets........................      7.26       7.42
Cost of deposits(3)......................................      4.66       4.91
Cost of borrowings.......................................      5.64       6.12
Cost of interest bearing liabilities.....................      4.98       5.25
Interest rate spread (yield on interest earning assets
 less cost of interest bearing liabilities)..............      2.28       2.17

----------
(1) Represents the ratio of gross non-accrual loans, restructured loans and real estate acquired in settlement of loans to total assets.
(2) Consists of certificates of deposit, federal funds sold and investment securities.
(3) The cost of deposits has been impacted for hedging activities.

     The information contained herein is unaudited and subject to revision.

                                       49